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Exhibit 2.d.7

GLADSTONE INVESTMENT CORPORATION

TRANSFERABLE RIGHTS OFFERING

NOTICE TO BROKERS, BANKS AND OTHER NOMINEES

5,520,033 Shares of Common Stock

March 31, 2008

        This letter is being distributed to brokers, banks and other nominees in connection with the rights offering by Gladstone Investment Corporation (the "Company") of shares of its common stock, par value $0.001 per share, pursuant to transferable subscription rights, which we refer to as the "Rights," distributed to all holders of record of the Company's common stock, at the close of business on March 31, 2008, the "Record Date." The Rights and common stock are described in the Company's prospectus dated January 14, 2008, as supplemented by the prospectus supplements dated March 24, 2008 and March 31, 2008, which we refer to collectively as the "Prospectus." Unless defined herein, all capitalized terms have the meanings given in the Prospectus.

        The Company is offering an aggregate of 5,520,033 shares of its common stock, as described in the Prospectus. The Rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol "GAINR" during the course of the Rights offering.

        The Rights will expire, if not exercised, at 5:00 p.m., New York time, on April 21, 2008, the Expiration Date, unless extended by the Company to a date not later than May 5, 2008. No fractional Rights will be issued, and no fractional shares of common stock will be issued pursuant to the exercise of the Rights.

        Under the Basic Subscription Rights, for every Right held, the holder will be able to subscribe for one share of common stock. The Subscription Price per share will be ninety three percent (93%) of the volume-weighted average of the sales prices of our common stock on the NASDAQ Global Select Market for the five (5) consecutive trading days ending on the Expiration Date.

        The Estimated Subscription Price is $9.02 per share. Because the Subscription Price will be determined on the Expiration Date, Rights holders who decide to acquire shares pursuant to their Basic Subscription Rights or pursuant to the Over-Subscription Privilege will not know the actual Subscription Price when they make that decision. If the actual Subscription Price is lower, excess payments will be refunded (without interest), and if the actual Subscription Price is higher, Rights holders exercising their Rights will be required to make an additional payment.

        In addition, pursuant to the Over-Subscription Privilege, if all of the Rights initially issued are not exercised by Record Date Stockholders and Rights Purchasers pursuant to the Basic Subscription Rights as of the Expiration Date, any unsubscribed shares will be offered to other Record Date Stockholders who have exercised all or a portion of their Rights as well as to Rights Purchasers who wish to acquire additional shares—subject to availability, allocation preferences, and proration. See "The Rights Offering—Over-Subscription Privilege" in the prospectus supplement dated March 31, 2008. The Company is requiring that the Rights holder deliver the Estimated Subscription Price in connection with the exercise of the Over-Subscription Privilege.

        The Rights are evidenced by a Subscription Certificate registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's common stock registered in your name or the name of your nominee is entitled to one Right for every three (3) shares of common stock owned by such beneficial owner as of the close of business on the Record Date.

        We are asking persons who hold shares of the Company's common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and to the Company, in connection with the exercise of the Over-Subscription Privilege, as to the number of Rights held on behalf of each beneficial owner as of the Expiration Date, the aggregate number of Rights (whether received by a Record Date Stockholder or purchased on the NASDAQ Global Select Market) that have been exercised, and the number of shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

        Enclosed are copies of the following documents:

    1.
    The Prospectus;

    2.
    A Subscription Certificate;

    3.
    Instructions as to Use of Subscription Certificates;

    4.
    A form of letter which may be sent to your clients for whose accounts you hold shares of the Company's common stock registered in your name or the name of your nominee, with Beneficial Owner Election Form;

    5.
    A Notice of Guaranteed Delivery Form; and

    6.
    A return envelope addressed to The Bank of New York, the Subscription Agent.

If you have questions or need additional copies of the enclosed materials, please contact the Information Agent, Georgeson Inc. The Information Agent's toll-free telephone number is: (866) 828-4303.

        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Certificate with payment of the Estimated Subscription Price in full for each share of common stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Certificate with payment of the Estimated Subscription Price prior to 5:00 p.m., New York time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Sincerely,

David Gladstone Chairman and Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY PERSON AN AGENT OF GLADSTONE INVESTMENT CORPORATION, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 2.d.7
GLADSTONE INVESTMENT CORPORATION TRANSFERABLE RIGHTS OFFERING NOTICE TO BROKERS, BANKS AND OTHER NOMINEES